Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

The following Exhibit 99.1 to the Current Report on Form 8-K filed by CoJax Oil and Gas Corporation with the U.S. Securities and Exchange Commission or “SEC”, (“Form 8-K”)  sets forth information about Barrister Energy, LLC and is to be read in conjunction with the Form 8-K and its other exhibits.

Certain terms used below or in the financial statements attached to the Form 8-K are:

GLOSSARY: Oil and Gas Industry Abbreviations and Defined Terms

The following are abbreviations and definitions of certain terms used in this Exhibit 99.1, which are commonly used in the oil and natural gas industry:

▪“ARO” means asset retirement obligation;

▪“Bcf” means one billion cubic feet of natural gas;

▪“Bcfd” means one billion cubic feet of natural gas per day;

▪“Btu” means one British thermal unit, the quantity of heat required to raise the temperature of a one-pound mass of water by one degree of Fahrenheit;

▪“Basin” means a large natural depression on the earth’s surface in which sediments generally brought by water accumulate;

▪“CapEx” means capital expenditures;

▪“Completion” means the process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency;

▪“D&C costs” means drilling and completion costs;

▪“Developed acreage” means the number of acres that are allocated or assignable to productive wells or wells capable of production;

▪“Estimated ultimate recovery” or “EUR” means the sum of reserves remaining as of a given date and cumulative production as of that date. As used in this filing, EUR includes only proved reserves and is based on our reserve estimates;

▪“Exploratory well” means a well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir;

▪“FERC” means the Federal Energy Regulatory Commission;

▪“Field” means an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations;

▪“Formation” means a layer of rock which has distinct characteristics that differs from nearby rock;

▪“Gulf States Drill Region” means the area(s) where oil and gas leases, drilling and production rights, which are located in the Smackover Trend. The Smackover Trend extends from Texas to the Florida Panhandle along the Gulf Coast Region – both onshore and offshore.  The Smackover Trend is a major oil and gas production formation in the Gulf States and the principal source of oil and gas. Like the Persian Gulf, the Smackover Trend was rock stratum formed by deposits from warm ocean waters covering the carbonate-evaporite basins in the southern Gulf States Region during the Upper Jurassic Period.

▪“Horizontal drilling” means a drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval;

▪“Identified drilling locations” means total gross (net) resource play locations that we may be able to drill on our existing acreage. A portion of our identified drilling locations constitute estimated locations based on our acreage and spacing assumptions. Actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors;

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

▪“Invested capital” means the future capital expenditures required to drill and complete a single well. When used in this filing in connection with descriptions of our rate of return, the calculation of “invested capital” assumes such capital expenditures are incurred in period one (with revenue and operating costs recognized until the economic end of a well’s life, at which time abandonment costs are recognized);

▪“LNG” means liquid natural gas;

▪“Mcf” means one thousand cubic feet of natural gas;

▪“MMBtu” means one million Btu;

▪“MMcf” means one million cubic feet of natural gas;

▪“Net acres” means the percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres;

▪“Productive well” means a well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes;

▪“Prospect” means a specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons;

▪“Proved developed reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods;

▪“Proved reserves” means the estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions;

▪“Proved undeveloped reserves” or “PUDs” means proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion;

▪“Recompletion” means the process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production;

▪“Reservoir” means a porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs;

▪“Resources” means quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

▪“Royalty interest” means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

▪“Service well” means any well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

▪“Standardized measure” means the present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices used in estimating proved oil and gas reserves to the year-end quantities of those reserves in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of future price changes to the extent provided by contractual arrangements in existence at year-end), and deducting the estimated future costs to be incurred in developing, producing and

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

abandoning the proved reserves (computed based on year-end costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the appropriate year-end statutory federal and state income tax rate with consideration of future tax rates already legislated, to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to proved oil and gas reserves.

▪“Spacing” means the distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies;

▪“Standardized measure” means discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the natural gas and oil properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate;

▪“Undeveloped reserves” means Undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence exists that establishes reasonable certainty of economic productivity at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

▪“Unit” means the joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement;

▪“Unproved properties” means properties with no proved reserves.

▪“Wellbore” means the hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole; and

▪“Working interest” means the right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

Industry and Market Data

The market data and certain other statistical information used throughout this Exhibit 99.1 are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, CoJax and Barrister have not independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factor” in the Form 8-K.  These and other factors could cause results to differ materially from those expressed in these publications.

Item 1. Barrister History and Description of Business.  Barrister Energy, LLC is a Mississippi limited liability company, privately owned and is an independent oil company focused on acquiring, leasing, developing, and operating oil and gas properties in the U.S. Gulf Coast and Southeastern United States. Currently, Barrister has certain oil exploration rights in acreage in Southwest Alabama, in the Jurassic Shelf – Smackover Trend.

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

Barrister’s principal executive offices are located at 404 Short 7th Avenue, Laurel, Mississippi 39440.  Barrister’s telephone number is (601) 426-0056.

Barrister was organized under the laws of the State of Mississippi on June 13, 2014.

Barrister’s only employees are persons employed as Managers or Officers.  Barrister relies on independent contractors and consultants to conduct its operations. The current managers and officers of Barrister are disclosed below under “Managers and Officers of Barrister.”

Competition. Barrister Weaknesses. Barrister is undercapitalized to properly exploit its existing oil properties or acquire new oil and gas properties for exploitation.  Barrister acquired its oil properties in June 2019 and has not expanded the production, acquired new oil properties or improved operations.  Barrister is operating at a subsistence level of revenues and has insufficient cash flow or funding to grow its core business operations.  As such, Barrister is not an active competitor or commercial presence even among local, small independent oil producers. Additional funding will be required to not only increase oil production but also to enhance distribution and marketing efforts.

Barrister Strengths. Barrister has a highly experienced interest owners (Members), who have significant prior experience in oil and gas production in the Gulf States region.   Through the owners’ relationships, Barrister also has access to many experienced oil and gas engineers, drilling personnel and other professionals engaged in the oil and gas production business in the Gulf States region – all of whom can be engaged as contractors, consultants or possibly employees, subject to increased oil production and working capital.

Competitors of Barrister.  There are many large, medium and small sized competitors in the Gulf States region (including off-shore drilling in the Gulf of Mexico) and adjacent areas which have extensive operational histories, experienced oil and gas industry management, established market share, profitable operations and extensive potential oil and gas fields or leases to exploit or the cash resources to explore new oil and gas fields.  There is also an established oil and gas production industry in North Dakota and western Canada where fracking has made available significant oil and gas reserves in shale formations. Barrister cannot match the resources, whether financial, technical, manpower, size of proven crude oil reserves, and distribution channels, of our competition in the Gulf States region.

Marketing.   Barrister will have the same marketing plan and efforts.  As the operations subsidiary, CoJax’s marketing will be conducted by and through Barrister.  Barrister markets its crude oil production, whether current or future, on a month to month basis.

Barrister Intellectual Property.  Intellectual property is not key to its business as of June 1, 2020, other than protecting any trademarks, service marks or logos used in commerce. Barrister has intellectual property rights to its corporate name.  Barrister has not registered any trademarks, service marks or logos and has no patent applications or registrations.

Government Regulation.  Barrister’s oil exploration, production and storage activities are subject to federal, state and local regulation, and as these rules are subject to constant change or amendment, Barrister operations may be adversely affected by new or different government regulations, laws or court decisions applicable to its operations.

Crude oil and natural gas operations are subject to extensive federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity in order to conserve supplies of crude oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of crude oil and natural gas, byproducts thereof and other substances and materials produced or used in connection with crude oil and natural gas operations. Barrister may inherit liability for environmental damages caused by previous owners of property it purchases or leases. As a result, Barrister may incur substantial liabilities to third parties or governmental entities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on Barrister.

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

Climate Change Regulation. Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional, and state levels of government to monitor and limit emissions of Greenhouse Gases or “GHGs”. While no comprehensive climate change legislation has been implemented at the federal level, the Environmental Protection Agency or “EPA” and states or groupings of states have pursued legal initiatives in recent years that seek to reduce GHG emissions through efforts that include consideration of cap-and-trade programs, carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources. In particular, the EPA has adopted rules under authority of the U.S. Clean Air Act of “CAA” that, among other things, establish certain permit reviews for GHG emissions from certain large stationary sources, which reviews could require securing permits at covered facilities emitting GHGs and meeting defined technological standards for those GHG emissions. The EPA has also adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, including, among others, onshore production.

President Trump’s Administration has rolled back, canceled or sought to roll back or cancel numerous rules restricting GHGs in the energy industry.  These efforts have been mostly challenged in court.  On August 29, 2019, Trump Administration rolled back regulations of U.S. Environmental Protection Agency or “EPA” requiring oil and gas producers to monitor and fix methane leaks from wells, pipelines and storage facilities. IN December 2019, Trump Administration rolled back over 80 clean air, clean water and auto emissions standards and rules. In April 2020, American Petroleum Institute petitioned the Trump Administration and EPA to roll back all “non-essential” oil and gas producer regulations – mostly all regulations other than safety regulations, but including a delay on greenhouse gas reporting, flexibility on monitoring GHC sampling and analysis required for drinking water permits and add deferrals to pollution monitoring.

While these roll backs or elimination of regulation of crude oil production may reduce cost of operations in the short run, the general trend in developed world economies is beginning to favor elimination or reduction of fossil fuel as the primary basis for energy.  Further, future global practices and regulation, including a possible reversal of regulatory roll backs by the Trump Administration if a Democrat wins the 2020 Presidential Election, could make the benefits of regulatory roll backs under the Trump Administration short lived and potentially more costly as a change back to prior, pre-Trump Administration regulatory schemes would impose new costs and burdens on crude oil production.

In addition to natural policy inclination of the Trump Administration to roll back environmental regulations, the Coronavirus/COVID-19 pandemic and March 2020 pricing war between Saudi Arabia and Russia has produced industry pressure on government regulators to defer or suspend many regulations on production, transportation, storage and use of fossil fuels.

Whether the roll back of environmental regulations to cap or reduce GHGs will continue or survive legal challenges, as well as the impact on these rollback efforts by Democratic Party taking control of the U.S. House of Representatives in 2019, is uncertain as of the date of this Exhibit 99.1.  Company believes there is growing public support for the anti-GHG/environmental movement that may result in future changes in regulation, more anti-GHG rulings in courts and legal requirements for oil and gas production that may reduce the demand for oil and gas in the future, perhaps near future, as well as making oil and gas production more expensive and difficult in terms of regulation to conduct. The success of President Trump appointing conservative jurists to federal courts since 2017 presents another possible factor in future GHG regulation, which factor is not possible to ascertain in terms of impact on GHG regulation as of the date of this Exhibit 99.1. In December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France that prepared an agreement requiring member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. This “Paris Agreement” was signed by the United States in April 2016 and entered into force in November 2016; however, this agreement does not create any binding obligations for nations to limit their GHG emissions. On June 1, 2017, President Donald Trump announced that the United States plans to withdraw from the Paris Agreement and to seek negotiations either to re-enter the Paris Agreement on different terms or to establish a new framework agreement. The Paris Agreement provides for a four-year exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may re-enter the Paris Agreement or a separately negotiated agreement are unclear at this time.

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

The adoption and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Increasing concentrations of GHG in the Earth’s atmosphere may in all likelihood and based on current and widespread scientific opinion produce climate changes that have significant, perhaps catastrophic, physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such climatic events were to occur, they could have an adverse effect on our financial condition and results of operations and the financial condition and operations of our end user customers and oil and gas product consumers.  Climate changes may force radical, unexpected changes in regulation of GHG and energy industries like oil and gas.

Item 1A.  Risk Factors.  Risk Factors are set forth in the Form 8-K and incorporated herein by reference.

Item 2. Financial Information.  The financial information required under this Item 2 is set forth in the financial statements attached to the Form 8-K and are incorporated herein by reference.

Item 3. Properties. Barrister’s principal executive office is located at 404 Short 7th Avenue, Laurel, Mississippi 39440. We have an agreement for use of office space on an as needed basis at no cost. The premises are suitable and adequate for Barrister’s current operations. Barrister does not own in fee simple any real property, excepting leasehold rights described below.

Description of Barrister Oil Properties and Oil Production Operations.  The Company currently has a land package of approximately 700 acres in Southwest Alabama, in one contiguous land package.  It also has two producing wells, a saltwater disposal well, a three-mile gas transmission line along with gathering systems and storage tanks for approximately 1,500 barrels.

Acquisition of Oil Properties.  Barrister acquired its oil and gas exploration and production leases and rights and oil production equipment as well as assumed all underlying contracts and contractual obligations under a June 1, 2019 Purchase and Sale Agreement (“Purchase Agreement”) with Central Operating, LC, a Mississippi limited liability company, (“COP”).  The purchase price for the acquired assets (which are listed in an attachment to the Purchase Agreement, which Purchase Agreement is attached as Exhibit 2.2.0 to the Form 8-K report) was a two-year promissory note bearing no interest and in principal amount of $2.7 million (“Debt”).  The promissory note’s principal is due June 1, 2021  in a lump sum payment, and presents a significant financial burden for CoJax, which is assuming the Debt. The Debt is also secured by all acquired assets under a Security Agreement, dated June 1, 2019, and attached to the Purchase Agreement with the promissory note. If payment in full of the principal is not paid on June 1, 2021, COP can levy and take the acquired assets from Barrister and CoJax, as assignee and sue for damages.  A default on the promissory note would in all likelihood result in the bankruptcy or insolvency of CoJax and Barrister.

Under the Purchase Agreement, COP retained financial benefit of oil produced prior to and on June 1, 2019, and Barrister owned all post June 1, 2019 oil production.  Barrister has until August 31, 2019 to challenge any title defects affecting acquired assets. Barrister asserted no title defects. COP conveyed by Special Warranty of Title in respect of acquired assets “as is and with all faults” on date of purchase, but the warranty does not cover fitness of acquired assets for any specific purpose, accuracy of oil reserves or future productivity of acquired assets, hazardous material liabilities.  Barrister waived, released, held harmless and indemnified COP and its affiliates from all liabilities associated with or arising from the acquired assets. Purchase Agreement contains usual and customary contract provisions for an oil exploration and production rights acquistion agreement. The foregoing summary is qualified by reference to the Purchase Agreement and its exhibits and attachments.

Reserve Value.  The Company has an SEC Qualified Independent Petroleum Reserve report that states it has a PV-10 Reserve Value of approximately $45.5 million.  The report was produced in December 2019 by Nova Resource, Inc., and includes assumptions of PADD3 Gulf Coast Pricing of $62.63 per barrel of Light Louisiana Sweet, and for Proved Un-Developed reserves of five additional wells that remain to be drilled on the existing acreage.  The Engineer’s Reserve report is included in it’s entirety in Exhibit 99.1.1

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

Energy Production in Alabama.  The State of Alabama is located in the Southeastern United States alongside the Gulf of Mexico and has been producing petroleum since 1940s.  While the peak of oil production in Alabama was in the 1980s, according to the U.S. Department of Energy’s Energy Information Administration, as of 2017, Alabama was ranked 16 in production of oil and natural gas combined, and produced more than 4.7 millions of barrels of oil that year.  Alabama's major oil- and gas-producing regions are located in the western part of the state.

The Smackover Trend.  The Smackover trend is a belt of carbonate, evaporite, and clastic rocks of Late Jurassic age that rims the Gulf Coast of the United States from Texas, up to Arkansas, throughout Louisiana, Mississippi, Southwest Alabama, and all the way to the Florida panhandle.  Stratigraphic and geochemical data indicate that the oil and gas were generated from algal-rich lime mudstones.  It was named after the Smackover oil field, which was discovered in Union County, Arkansas in 1937.

Current Drilling on Barrister Energy Drill Region.  There are 3 wells in the Barrister Energy Drill Region, which have produced oil and gas since 1996. Currently two wells are in production and one is used as a saltwater disposal well. We own approximately 95% working interest with a 79% net revenue interest as of June 1, 2019, the acquisition date for Barrister.  The two producers are Nall 16-3 #1 and the Nettles 9-12 #1.

The historical 8/8th production (gross production) of these oil wells for the fiscal years 1996 – 2015, 2016, 2017, 2018 and 2019 are summarized in the table below.

Barrister DRILL REGION PRODUCTION
Nall 16-3 #1 and Nettle 9-12 #1
Year	8/8th Total Oil Produced (bbl)	Total Gas Produced (mcf)
1996 – 2015 *	225,300	53,175
2016 *	1335	0
2017 *	4371	0
2018 *	2919	0
2019 *	1403	0
Total	235,328	53,175
* Historical production prior to acquisition of rights by COJAX.

Disclosure of Reserves

Summary of Oil and Gas Reserves at December 31, 2019

The table below summarizes the oil-equivalent proved reserves in each geographic area and by product type for consolidated subsidiaries. The Company has reported proved reserves on the basis of the average of the first day-of-the-month price for each month during the last 12-month period. Gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels. No major discovery or other favorable or adverse event has occurred since December 31, 2019, that would cause a significant change in the estimated proved reserves as of that date.

	Crude	Natural Gas		Synthetic	Natural	Oil-Equivalent
	Oil	Liquids	Bitumen	Oil	Gas	Basis
	(bbls)	(bbls)	(bbls)	(bbls)	(cubic ft)	(bbls)
Proved Reserves
Developed
Consolidated Subsidiaries
United States	127,520	-	-	-	-	127,520
Total Consolidated	127,520	-	-	-	-	127,520

Undeveloped

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

Consolidated Subsidiaries
United States	2,978,136	-	-	-	-	2,978,136
Total Consolidated	2,978,136	-	-	-	-	2,978,136

Total Proved Reserves	3,105,656	-	-	-	-	3,105,656

Proved Undeveloped Reserves

At December 31, 2019, approximately 2,978,136 oil-equivalent barrels (OEB) of CENTRAL’s proved reserves were classified as proved undeveloped. This represents 95 percent of the 3,105,656 OEB reported in proved reserves.

Oil and Gas Production, Production Prices and Production Costs

Oil and Gas Production

The table below summarizes production by final product sold and by geographic area for the last four years.

	2019		2018		2017		2016
	(8/8th barrels of oil produced at year end)
Crude oil and natural gas liquids production	Crude Oil	NGL	Crude Oil	NGL	Crude Oil	NGL	Crude Oil	NGL
Consolidated Subsidiaries
United States	1,403	-	2,919	-	4,371	-	1,335	-
Total Consolidated Subsidiaries	1,403	-	2,919	-	4,371	-	1,335	-
Total crude oil and natural gas liquids production	1,403	-	2,919	-	4,371	-	1,335	-

Bitumen production
Consolidated Subsidiaries
United States	-	-	-	-	-	-	-	-

Synthetic oil production
Consolidated Subsidiaries
United States	-	-	-	-	-	-	-	-
Total liquids production	-	-	-	-	-	-	-	-

	(8/8th barrels of oil produced at year end)
Natural gas production available for sale
Consolidated Subsidiaries
United States	-		-		-		-
Total Consolidated Subsidiaries	-		-		-		-

Total natural gas production available for sale	-		-		-		-

	(thousands of oil-equivalent barrels at year end)
Oil-equivalent production	-		-		-		-

Production Prices and Production Costs

The table below summarizes average production prices and average production costs by geographic area and by product type for the last three years.

	United States	Total
During 2019
Consolidated Subsidiaries
Average production prices
Crude oil, per barrel	58.88	58.88
NGL, per barrel	-	-
Natural gas, per thousand cubic feet	-	-
Bitumen, per barrel	-	-

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

Synthetic oil, per barrel	-	-
Average production costs, per oil-equivalent barrel - total	32.13	32.13
Average production costs, per barrel - bitumen	-	-
Average production costs, per barrel - synthetic oil	-	-

During 2018
Consolidated Subsidiaries
Average production prices
Crude oil, per barrel	66.06	66.06
NGL, per barrel	-	-
Natural gas, per thousand cubic feet	-	-
Bitumen, per barrel	-	-
Synthetic oil, per barrel	-	-
Average production costs, per oil-equivalent barrel - total	33.45	33.45
Average production costs, per barrel - bitumen	-	-
Average production costs, per barrel - synthetic oil	-	-

During 2017
Consolidated Subsidiaries
Average production prices
Crude oil, per barrel	59.52	59.52
NGL, per barrel	-	-
Natural gas, per thousand cubic feet	-	-
Bitumen, per barrel	-	-
Synthetic oil, per barrel	-	-
Average production costs, per oil-equivalent barrel - total	40.37	40.37
Average production costs, per barrel - bitumen	-	-
Average production costs, per barrel - synthetic oil	-	-

Average production prices have been calculated by using sales quantities from the Company’s own production as the divisor. Average production costs have been computed by using net production quantities for the divisor. The volumes of crude oil and natural gas liquids (NGL) production used for this computation are shown in the oil and gas production table. The volumes of natural gas used in the calculation are the production volumes of natural gas available for sale and are also shown. The natural gas available for sale volumes may be different from those shown in the reserves table in the “Oil and Gas Reserves” part of the “Supplemental Information on Oil and Gas Exploration and Production Activities” portion of the Financial Sections of this report due to volumes consumed or flared. Gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

Oil and Gas Properties, Wells, Operations and Acreage

Gross and Net Productive Wells

	Year-End 2019				Year-End 2018				Year-End 2017
					Oil		Gas		Oil		Gas
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Gross and Net Productive Wells
Consolidated Subsidiaries
United States	3.0	1.8	-	-	3.0	1.8	-	-	3.0	1.8	-	-
Total Consolidated Subsidiaries	3.0	1.8	-	-	3.0	1.8	-	-	3.0	1.8	-	-

Total gross and net productive wells	3.0	1.8	-	-	3.0	1.8	-	-	3.0	1.8	-	-

There were 3 gross and 1.8 net operated wells at December 31, 2019, December 31, 2018 and December 31, 2017.

Gross and Net Developed Acreage

Year-End 2019		Year-End 2018		Year-End 2017
Gross	Net	Gross	Net	Gross	Net
(acres)

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

Gross and Net Developed Acreage
Consolidated Subsidiaries
United States	370	352	370	352	370	352
Total Consolidated Subsidiaries	370	352	370	352	370	352

Total gross and net developed acreage	370	352	370	352	370	352

Separate acreage data for oil and gas are not maintained because, in many instances, both are produced from the same acreage.

	Year-End 2019		Year-End 2018		Year-End 2017
	Gross	Net	Gross	Net	Gross	Net
	(acres)
Gross and Net Undeveloped Acreage
Consolidated Subsidiaries
United States	700	700	2,992	2,244	2,992	2,244
Total Consolidated Subsidiaries	700	700	2,992	2,244	2,992	2,244

Total gross and net undeveloped acreage	700	700	2,992	2,244	2,992	2,244

Gross and Net Undeveloped Acreage

Barrister’s investment in developed and undeveloped acreage is comprised of numerous leases. The terms and conditions under which the Company maintains exploration and/or production rights to the acreage are property-specific, contractually defined and vary significantly from property to property. Work programs are designed to ensure that the exploration potential of any property is fully evaluated before expiration. In some instances, the Company may elect to relinquish acreage in advance of the contractual expiration date if the evaluation process is complete and there is not a business basis for extension. In cases where additional time may be required to fully evaluate acreage, the Company has generally been successful in obtaining extensions. The scheduled expiration of leases and concessions for undeveloped acreage over the next three years is not expected to have a material adverse impact on the Company.

Item 4. Security Ownership of Certain Beneficial Owners and Management. The following table shows the ownership of Membership Interests of Barrister as of June 1, 2020.  There are no options or similar instruments issued to acquire Membership Interests of Barrister.

Name of Member	Percentage of issued Membership Interests owned based on Capital Accounts	Address of Member
Andrew S. Cardwell(1)	5.00%	404 Short 7th Avenue, Laurel, Mississippi 39440
Roger McLeod	80.00%	1050 Woodland Hills Drive, Laurel, Mississippi 39440
Jeffrey Delancey	8.33%	867 Gates Road, Columbia, Mississippi 39429
Lamar Resources, LLC	6.67%	7017 Tilbury Court, McKinney, Texas 75071

(1)Andrew S. Cardwell is the Managing Member of Barrister.

(2)Lamar Resources, LLC is owned by Marty Rutland and his spouse of McKinney, Texas.

Item 5.  Directors and Officers/Manager.  Andrew S. Cardwell, Age 37, is the sole Manager of Barrister. There are no other officers, managers or employees.  Barrister engages independent contractors or vendors to provide any services or functions not handled by Mr. Cardwell.  The Members appoint the Manager of the Company.  Absent appointment of a Manager, Barrister would be managed by its Members.  The Manager enjoys all powers granted under the Mississippi Limited Liability Company to a Manager to manage Barrister, subject to the limitation that he cannot sign and bind Barrister under any agreement or obligation in excess of $1 million.

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

Business and Related Experience.  Mr. Cardwell is a licensed lawyer engaged in the private practice of law in Laurel, Mississippi.  He is licensed to practice law in Mississippi and Texas.  Mr. Cardwell’s legal practice focuses on real estate, estate planning, bankruptcy, small business law and energy law.  He received his J.D. from Mississippi College School of Law and a B.S. from Mississippi College.  Prior to his law practice, Mr. Cardwell worked as an Oil & Gas Title Landman in Jackson, Mississippi and was a member of the Mississippi Association of Petroleum Landmen.

Item 6.  Executive Compensation.

Barrister. Since its organization, there has been no compensation paid to or owed to any members or Manager of Barrister for services. Barrister has no employment agreements.

Barrister has no non-cash incentive compensation or equity-based compensation plans.

Item 7. Certain Relationships and Related Transactions.  There is no family relationship between the Members or between the Manager and any Member.

Jeffrey Delancey was Chief Executive Officer and a Director of CoJax Oil and Gas Corporation from May 15, 2018  until January 21, 2020. Mr. Delancey voluntarily resigned.  He received no compensation during his service.

Barrister Conflict of Interest and Related Party Policy: Barrister has no conflict of interest and related party policy.  Barrister will be subject to CoJax Code of Ethics upon becoming a wholly owned subsidiary of CoJax.

Item 8. Legal Proceedings - Barrister: There are no material pending legal proceedings as defined by Item 103 of Regulation S-K promulgated under the Barrister’s property is the subject, other than ordinary routine litigation incidental to CoJax’s business.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.   Barrister Membership Interests are not publicly traded.

Distributions. Under the revised Operating Agreement for Barrister, dated May 14, 2020 and filed as an exhibit to the Form 8-K, (“revised Operating Agreement”) provides for distributions of profits and losses as follows: Except as may be required by Section 704(c) of the Internal Revenue Code and Treasury Regulation 1.704-1(b)(2)(iv)(f), the net profits or the net losses (and any separately stated items, including without limitation, depreciation, amortization and tax credits) of Barrister are be allocated to the Members, pro rata in accordance with their Membership Interests in the Barrister (as calculated by the Member’s capital account).

Information to Members. Within ninety (90) days after the end of each calendar year, Barrister provides each Member at any time during the year then ended the balance sheet of the Barrister as of the end of such year and statements of operations and changes in Members' capital contributions. The information shall also set forth distributions to the Members for the period covered thereby and the amount of any distributions released from reserves established in prior periods.

No Certificates.   Membership Interests are not evidenced by certificates.

Item 10. Recent Sales of Unregistered Securities.  Barrister issued Membership Interests to Andrew Cardwell as part of the formation of Barrister on June 13, 2014.  The issuance was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and under State of Mississippi securities laws.

On April 1, 2019, Barrister issued Membership Interests to Roger McLeod, Jeffrey Delancey and Lamar Resources, LLC as new Members, which issuances were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and under State of Mississippi securities laws. The issuances on April 1, .2019 were:

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC

Name of Member	Percentage of issued Membership Interests owned based on Capital Accounts	Address of Member	Consideration Paid
Roger McLeod	80.00%	1050 Woodland Hills Drive, Laurel, Mississippi 39440	Services provided
Jeffrey Delancey	8.33%	867 Gates Road, Columbia, Mississippi 39429	Services provided
Lamar Resources, LLC	6.67%	7017 Tilbury Court, McKinney, Texas 75071	Services provided

After the issuances of Membership Interests, Andrew S. Cardwell’s ownership of Barrister was reduced from 100% to 5%.

Item 11.  Securities to be Registered.  Not applicable.

Item 12.  Indemnification of Directors and Officers. Under the revised Operating Agreement:

(a) Limitation of Liability. No Member (when not acting in violation of the Operating Agreement or applicable law) shall have any liability to Barrister or the Members for any losses sustained or liabilities incurred as a result of any act or omission of such Member in connection with the conduct of the business of Barrister. Except as required by Mississippi Code of 1972, as amended, Barrister’s debts, obligations and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of Barrister, and no Member shall be personally liable for any such debt, obligation or liability of Barrister solely by reason of being a Member. No Member shall be liable for the debts, obligations or liabilities of Barrister, including under a judgment or order of a court; and

(b) Indemnification. Barrister shall indemnify any current or former Member, Manager or Officer to the fullest extent permitted by Section 79-29-110 of the Mississippi Code of 1972, as amended, including through the purchase of insurance, against expenses, judgments and other losses arising out of their status as a Member, Manager or officer, provided that the Member, Manager or officer has met the appropriate standard of conduct as set forth by law, in the interpretation of the Members. Any indemnification hereunder shall be satisfied only out of the assets of Barrister, and the Members shall not be subject to personal liability by reason of the indemnification provisions under the revised Operating Agreement.

Item 13. Financial Statements and Supplementary Data.  The required information is included in the financial statements attached to the Form 8-K.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

Barrister has had no disagreements with its accountants on accounting and financial disclosures.

Item 15. Financial Statements and Exhibits.

Financial Statements by this item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K was filed with the Commission.

Exhibits are attached to this form 8-K.

Exhibit 99.1.1.  Form 10 Information for Barrister Energy, LLC